Exhibit 5.1

OPINION OF VINSON & ELKINS L.L.P.

March 1, 2006

MetaSolv, Inc.

5556 Tennyson Parkway

Plano, Texas 75024

Ladies and Gentlemen:

We have acted as counsel for MetaSolv, Inc., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933 (the “Securities Act”), pursuant to the Company’s Amendment No. 2 to Registration Statement on Form S-3 filed with the Securities and Exchange Commission (the “Commission”) on March 1, 2006 (the “Registration Statement”), of 7,666,667 shares (the “Shares”) of common stock, par value $0.005 per share (the “Common Stock”), of the Company for resale by the holders of the Shares and an additional 3,833,333 shares (the “Warrant Shares”) of Common Stock issuable upon exercise of Warrants issued by the Company on October 26, 2005 (the “Warrants”) for resale by the holders of the Warrant Shares following the exercise of the Warrants.

In reaching the opinions set forth herein, we have examined and are familiar with originals or copies, certified or otherwise, of such documents and records of the Company and such statutes, regulations and other instruments as we have deemed necessary or advisable for purposes of this opinion, including (i) the Registration Statement, (ii) the Amended and Restated Certificate of Incorporation of the Company, as filed with the Secretary of State of the State of Delaware, (iii) the Bylaws of the Company, as amended, and (iv) the Warrants.

We have assumed that (i) all information contained in all documents reviewed by us is true, correct and complete, (ii) all signatures on all documents reviewed by us are genuine, (iii) all documents submitted to us as originals are true and complete, (iv) all documents submitted to us as copies are true and complete copies of the originals thereof, and (v) all persons executing and delivering originals or copies of documents examined by us were competent to execute and deliver such documents.

Based on the foregoing and having due regard for the legal considerations we deem relevant, we are of the opinion that the Shares are, and the Warrant Shares (upon exercise of the Warrants and payment for the Warrant Shares in accordance with the terms of the Warrants) will be, validly issued by the Company, fully paid and non-assessable.

This opinion is limited in all respects to the federal laws of the United States of America, the laws of the State of Texas and the Delaware General Corporation Law, as interpreted by federal courts and the courts of the State of Delaware. You should be aware that we are not admitted to the practice of law in the State of Delaware.

This opinion letter may be filed as as exhibit to the Registration Statement. Consent is also given to the reference to us under the caption “Legal Matters” in the Registration Statement as having passed on the validity of the Shares and the Warrant Shares. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Vinson & Elkins, L.L.P.

Vinson & Elkins LLP Attorneys at Law Austin Beijing Dallas Dubai Houston London Moscow New York Shanghai Tokyo Washington	Trammell Crow Center, 2001 Ross Avenue, Suite 3700 Dallas, TX 75201-2975 Tel 214.220.7700 Fax 214.220.7716 www.velaw.com